Ex-12a


                                                     Idaho Power Company
                                             Consolidated Financial Information
                                       Supplemental Ratio of Earnings to Fixed Charges


                                                             Twelve Months Ended December 31,
                                                                  (Thousands of Dollars)

                                                   1992         1993         1994         1995         1996          1997
Computation of Ratio of Earnings to
  Fixed Charges:
    Consolidated net income.....................  $59,990      $84,464      $74,930      $86,921      $90,618        $92,274

Income taxes:
    Income taxes (incl amounts charged
     to other income and deductions)............   24,601       38,057       35,307       49,498       51,316         47,559
    Investment tax credit adjustment............   (1,439)      (1,583)      (1,064)      (1,086)         776         (1,087)
          Total income taxes....................   23,162       36,474       34,243       48,412       52,092         46,472

Income before income taxes......................   83,152      120,938      109,173      135,333      142,710        138,746

Fixed Charges:
    Interest  on long-term debt.................   53,408       53,706       51,172       51,147       52,165         53,215
     expense and premium - net..................      392          507          567          567          594            653
    Interest on short-term bank loans...........      647          220        1,157        3,144        2,269          2,902
    Other interest..............................    1,011        2,023        1,538        1,598        2,319          3,990
    Interest portion of rentals.................      683        1,077          794          925          991            982

          Total fixed charges...................   56,141       57,533       55,228       57,381       58,338         61,742

    Supplemental increment to fixed charges*  ..    2,487        2,631        2,622        2,611        2,600          2,574

          Total supplemental fixed charges......   58,628       60,164       57,850       59,992       60,938         64,316

Supplemental Earnings  - as defined............. $141,780     $181,102     $167,023     $195,325     $203,648       $203,062

Supplemental Ratio of earnings to fixed
   charges                                          2.42x        3.01x        2.89x        3.26x        3.34x          3.16x
<F1>
* Explanation of increment:
    Interest on the guaranty of American Falls Reservoir District bonds and Milner Dam Inc. notes which are already included in operating expense.
                                                                                                               Exhibit 12-A